Exhibit 99.1

FOR FURTHER INFORMATION CONTACT:
Bruce A. Klein
Chief Financial Officer
Franklin, Tennessee
615-771-3100

FOR IMMEDIATE RELEASE
WEDNESDAY, MARCH 17, 2010

CLARCOR REPORTS FISCAL FIRST QUARTER 2010 RESULTS

OPERATING PROFIT GREW BY 67% AND DILUTED EPS
BY 71% COMPARED TO 2009

Unaudited Fiscal First Quarter 2010 Highlights
(Amounts in thousands, except share and per share data and percentages)

	Quarter Ended
	2/27/10	2/28/09	% Change
Net sales	$215,131	$213,690	0.7
Operating profit	$22,896	$13,687	67.3
Net earnings attributable to CLARCOR	$14,866	$8,791	69.1
Diluted earnings per share	$0.29	$0.17	70.6

FRANKLIN, TN, Wednesday, March 17, 2010--CLARCOR Inc. (NYSE:  CLC) reported its financial results for the first quarter ended February 27, 2010.  Operating profit increased 67%, and net earnings increased 69% from the first quarter of 2009.  Diluted earnings per share increased 71% to $0.29 in the first quarter of 2010 from $0.17 in the first quarter of 2009.  The impact of foreign currency exchange rates positively influenced our net sales by $5.1 million and our operating profit by $0.8 million compared to the first quarter of 2009.

Norm Johnson, CLARCOR’s Chairman and Chief Executive Officer, said, “We are pleased with our operating results in the first quarter.  Operating margin improved to 10.6% in the first quarter of 2010 from 6.4% in the first quarter of 2009 and is approaching the 11.1% operating margin from the first quarter of 2008 prior to the recession.  This improvement in operating performance was driven by higher sales in our Engine/Mobile Filtration segment and the cost benefits of the restructuring efforts at our HVAC operations.

“Operating results increased significantly despite slightly higher year-over-year sales.  Net sales in the first quarter were negatively impacted by a $3.9 million reduction in HVAC filter sales to the 3M Company (“3M”).  For the full year 2010, we anticipate sales growth of 6.0% to 8.0% despite a $13.0 million to $14.0 million reduction in sales to 3M.

Engine/Mobile Filtration Segment

“Net sales at our Engine/Mobile Filtration segment increased $11.0 million or 13% to $96.4 million in the first quarter of 2010.  This increase was driven in large part by higher heavy-duty engine filter sales outside North America.  Sales in China increased $3.6 million, nearly doubling 2009 first quarter sales as a result of additional sales to both new and existing customers and an acquisition completed in the second quarter of 2009.  Sales of aftermarket heavy-duty engine filters in North America were up slightly from the first quarter of 2009.  For the full year, we anticipate sales growth in our Engine/Mobile Filtration segment to be between 7.5% and 10.0%.

“Operating profit at our Engine/Mobile Filtration segment increased $4.6 million or 34% to $17.9 million in the first quarter of 2010.  Operating margin increased to 18.5% in the first quarter of 2010 from 15.6% in the first quarter last year.  The improvement in operating profit and margin was attributed to higher year-over-year heavy-duty engine filter sales.  Sales and operating profit at our railroad filtration business increased slightly in the first quarter from the first quarter of 2009.

Industrial/Environmental Filtration Segment

“Net sales at our Industrial/Environmental Filtration segment declined $11.5 million or 10% to $102.0 million in the first quarter of 2010.  This reduction was due to lower sales of HVAC filters to 3M, natural gas vessels and elements and filters sold to the oil drilling and aerospace industries.  Despite these lower sales, operating profit increased $3.6 million to $4.3 million in the first quarter.  Operating margin increased to 4.2% in the first quarter of 2010 from 0.6% in the first quarter of 2009.

“Our HVAC filter sales declined over $3.0 million in the first quarter based largely upon the loss of 3M sales.  Despite this reduction, operating profit at our HVAC operations actually increased approximately $4.0 million over the same prior year period.  This improvement in operating profit was the result of our restructuring efforts, including the elimination of fixed costs from the closure of several manufacturing facilities, and the reduction of material costs from continued manufacturing efficiencies and commodity pricing.  We anticipate that operating performance at our HVAC operations will continue to improve as we benefit from the changes in our cost structure, and we leverage our expected sales growth as the year progresses.

“We expect that our natural gas vessel and element sales in 2010 will grow between 10.0% and 15.0% from 2009, though sales to this market were down in the first quarter of 2010 compared with 2009.  Natural gas vessel sales in the first quarter of 2009 continued to benefit from the historically high natural gas drilling activity experienced in 2008.  Despite lower sales, operating profit from the natural gas market was consistent with 2009 due to lower steel prices, a higher mix of element sales, which command a higher margin, and a reduction in selling and administrative expenses.  We anticipate the sale of natural gas vessels will continue to improve throughout 2010.  We have experienced a steady increase in our vessel sale backlog since September 2009, a trend which we believe should continue through the fourth quarter due to major natural gas finds during 2009, both in the U.S. and overseas.  In addition, our emphasis on building our natural gas filtration aftermarket business is gaining momentum and should grow faster than our natural gas vessel business.

“We also anticipate improvement in our filter sales to the oil drilling and aerospace markets throughout the remainder of the year.  Both of these markets were significantly impacted by the downturn in the economy.  However, based upon a recent increase in order activity, we expect the combined growth in these markets to be between 10.0% and 15.0% in 2010 compared with 2009.

Packaging Segment

“Net sales at our Packaging segment increased $1.9 million or 13% to $16.7 million in the first quarter of 2010. This increase was driven by higher sales from smokeless tobacco packaging and decorated flat sheet metal.  As a result of higher sales, operating profit in the first quarter of 2010 increased $1.0 million to $0.7 million in the first quarter of 2010 from a loss of $0.3 million in the first quarter of 2009.  Operating margin improved to 4.5% in the first quarter.  We anticipate that both sales and operating margin in this segment will continue to improve throughout the remaining quarters of 2010.

 Other Expense, Income Taxes and Cash Flow

“Other expense of $0.5 million in the first quarter of 2010 was $0.3 million lower than the first quarter of 2009.  This reduction was due to lower net interest expense of $0.7 million due to a $0.6 million mark-to-market loss on an interest rate swap agreement in the first quarter of 2009.  This net interest expense reduction was offset in part by higher foreign currency transaction losses.

“Our effective tax rate in the first quarter of 2010 was 33.9% versus 31.8% in the first quarter of 2009.  For the full year 2010, we anticipate an effective tax rate between 33.0% and 34.0%.

“Our financial position is solid, and our cash flow continues to be strong.  Cash flow from operating activities, excluding changes in our short-term investments, was $23.7 million in the first quarter of 2010 down slightly from $25.2 million last year.  In the first quarter we paid down our line of credit by $20.0 million to a balance of $15.0 million at the end of the quarter.  We expect to pay the remaining amount outstanding on our line of credit by the end of the year.

Outlook

“We are pleased with our operating results in the first quarter which were significantly improved from the first quarter of last year.  Based upon the cost reduction programs we initiated last year, including completing the restructuring of our HVAC operations, we are well positioned to capitalize on our anticipated incremental growth in 2010.  While we remain cautious, we believe we have seen a positive turning point in sales in most of our product markets.  We continue to anticipate overall sales growth for the full year to be between 6.0% and 8.0% despite the previously mentioned reduction in sales to 3M.  Our projected sales growth is spread through our many diverse end markets, but we expect significant growth in our natural gas, aerospace and oil drilling markets throughout the year.  We reaffirm our previous 2010 guidance for diluted earnings per share in the range of $1.55 and $1.70.”

CLARCOR will be holding a conference call to discuss the first quarter results at 10:00 a.m. CDT on March 18, 2010. Interested parties can listen to the conference call at www.clarcor.com or www.viavid.net.  A replay will be available on these websites and also at 888-203-1112 or 719-457-0820 and providing confirmation code 3245630. The replay will be available through April 1, 2010 by telephone and for 30 days on the Internet.

CLARCOR is based in Franklin, Tennessee, and is a diversified marketer and manufacturer of mobile, industrial and environmental filtration products and consumer and industrial packaging products sold in domestic and international markets. Common shares of the Company are traded on the New York Stock Exchange under the symbol CLC.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements made in this press release other than statements of historical fact, are forward-looking statements. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may include, among other things: statements and assumptions relating to future growth, as well as management’s short-term and long-term performance goals; statements regarding anticipated order patterns from our customers or the anticipated economic conditions of the industries and markets that we serve; statements related to the performance of the U.S. and other economies generally; statements relating to the anticipated effects on results of operations or financial condition from recent and expected developments or events; statements relating to the Company’s business and growth strategies; and any other statements or assumptions that are not historical facts. The Company believes that its expectations are based on reasonable assumptions. However, these forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause the Company’s actual results, performance or achievements, or industry results, to differ materially from the Company’s expectations of future results, performance or achievements expressed or implied by these forward-looking statements. In addition, the Company’s past results of operations do not necessarily indicate its future results. These and other uncertainties are discussed in the “Risk Factors’’ section of the Company’s 2009 Form 10-K. The future results of the Company may fluctuate as a result of these and other risk factors detailed from time to time in the Company’s filings with the Securities and Exchange Commission. You should not place undue reliance on any forward-looking statements. These statements speak only as of the date of this press release. Except as otherwise required by applicable laws, the Company undertakes no obligation to publicly update or revise any forward-looking statements or the risk factors described in this press release, including projected sales and profit levels for any business segment in any given quarter, whether as a result of new information, future events, changed circumstances or any other reason after the date of this press release.

CLARCOR 2010 UNAUDITED FIRST QUARTER RESULTS

CONSOLIDATED STATEMENTS OF EARNINGS
(Dollars in thousands except per share data)

	Three Months
For periods ended February 27, 2010 and February 28, 2009	2010	2009
Net sales	$215,131	$213,690
Cost of sales	145,326	152,707
Gross profit	69,805	60,983
Selling and administrative expenses	46,909	47,296
Operating profit	22,896	13,687
Other expense	494	806
Earnings before income taxes	22,402	12,881
Income taxes	7,595	4,096
Net earnings	14,807	8,785
Less: Net losses attributable to noncontrolling interests	59	6
Net earnings attributable to CLARCOR Inc	$14,866	$8,791

Net earnings per common share attributable to CLARCOR Inc.:
Basic	$0.29	$0.17
Diluted	$0.29	$0.17

Average shares outstanding:
Basic	50,594,234	51,059,182
Diluted	50,934,913	51,541,458

CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)

	February 27,	November 28,
	2010	2009
Assets
Current assets:
Cash and cash equivalents	$61,107	$59,277
Short-term investments	20,604	32,171
Accounts receivable, net	162,168	164,545
Inventories	164,773	157,416
Other	37,419	35,119
Total current assets	446,071	448,528
Plant assets, net	186,475	188,091
Goodwill	227,160	228,182
Other acquired intangibles, net	94,777	95,990
Other assets	12,875	13,099
	$967,358	$973,890

Liabilities
Current liabilities:
Current portion of long-term debt	$92	$99
Accounts payable and accrued
liabilities	130,727	126,424
Income taxes	7,738	5,419
Total current liabilities	138,557	131,942
Long-term debt	31,993	52,096
Long-term pension liabilities	62,344	61,746
Other liabilities	38,494	38,219
Total liabilities	271,388	284,003
Redeemable noncontrolling interest	1,361	1,412
Shareholders' Equity	694,609	688,475
	$967,358	$973,890

SUMMARY CASH FLOWS
(Dollars in thousands)

	Three Months
	2010	2009
From Operating Activities
Net earnings	$14,807	$8,785
Depreciation	6,989	6,921
Amortization	1,164	1,215
Stock compensation expense	2,511	2,415
Excess tax benefit from stock compensation	(127)	(422)
Changes in short-term investments	11,567	(6,229)
Changes in assets and liabilities, excluding
short-term investments	(1,647)	6,350
Other, net	1	(82)
Total provided by operating activities	35,265	18,953

From Investing Activities
Additions to plant assets	(5,996)	(6,075)
Business acquisitions, net of cash	-	(6,955)
Investment in affiliate	-	(1,000)
Proceeds from insurance claim	557	-
Disposition of plant assets	74	224
Total used in investing activities	(5,365)	(13,806)

From Financing Activities
Net payments under line of credit	(20,000)	-
Payments on long-term debt	(29)	(45)
Cash dividends paid	(4,933)	(4,596)
Excess tax benefits from stock compensation	127	422
Other, net	525	1,805
Total used in financing activities	(24,310)	(2,414)
Effect of exchange rate changes on cash	(3,760)	(167)
Change in Cash and Cash Equivalents	$1,830	$2,566

CLARCOR 2010 UNAUDITED FIRST QUARTER RESULTS

QUARTERLY INCOME STATEMENT DATA BY SEGMENT
(Dollars in thousands)

	Three Months
	February 27,	February 28,
	2010	2009
Net sales by segment:
Engine/Mobile Filtration	$96,428	$85,380
Industrial/Environmental Filtration	102,027	113,458
Packaging	16,676	14,852
	$215,131	$213,690

Operating profit by segment:
Engine/Mobile Filtration	$17,862	$13,301
Industrial/Environmental Filtration	4,283	663
Packaging	751	(277)
	$22,896	$13,687

Operating margin by segment:
Engine/Mobile Filtration	18.5%	15.6%
Industrial/Environmental Filtration	4.2%	0.6%
Packaging	4.5%	-1.9%
	10.6%	6.4%